Registration No. 333-214614

Registration No. 333-188844

Registration No. 333-176560

Registration No. 333-168585

Registration No. 333-135158

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-214614

FORM S-3 REGISTRATION STATEMENT NO. 333-188844

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-176560

FORM S-3 REGISTRATION STATEMENT NO. 333-168585

FORM S-3 REGISTRATION STATEMENT NO. 333-135158

UNDER

THE SECURITIES ACT OF 1933

CAS MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	44 East Industrial Road, Branford, Connecticut 06405	06-1123096
(State or other jurisdiction of incorporation)	(Address of Principal Executive Offices including Zip Code)	(IRS Employer Identification No.)

Aimee S. Weisner

Vice President, General Counsel

One Edwards Way, Irvine, California 92614

(949) 250-2500

(Name, address and telephone number, including area code, of agent for service)

Not Applicable

(Approximate Date of Commencement of Proposed Sale to the Public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by CAS Medical Systems, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

1. Registration Statement on Form S-3 (No. 333-214614), filed with the SEC on November 15, 2016, pertaining to the registration of any combination of $30,000,000 of the Registrant’s common stock, par value $0.004 per share, preferred stock, par value $0.001 per share, warrants to purchase common stock, and units consisting of common stock and warrants to purchase common stock.

2. Registration Statement on Form S-3 (No. 333-188844), filed with the SEC on May 24, 2013, pertaining to the registration of any combination of $20,000,000 of the Registrant’s common stock, par value $0.004 per share, preferred stock, par value $0.001 per share, warrants to purchase common stock, and units consisting of common stock and warrants to purchase common stock.

3. Registration Statement on Form S-3 (No. 333-176560), filed with the SEC on August 30, 2011, as amended on November 18, 2011, pertaining to the registration of 6,244,149 shares of the Registrant’s common stock, par value $0.004 per share, which may be sold from time to time by holders of the shares.

4. Registration Statement on Form S-3 (No. 333-168585), filed with the SEC on August 6, 2010, as amended on August 19, 2010, pertaining to the registration of 1,708,333 shares of the Registrant’s common stock, par value $0.004 per share, which may be sold from time to time by holders of the shares.

5. Registration Statement on Form S-3 (No. 333-135158), filed with the SEC on June 20, 2006, as amended on July 21, 2006, pertaining to the registration of 1,486,500 shares of the Registrant’s common stock, par value $0.004 per share, which may be sold from time to time by holders of the shares.

The Registrant is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above-referenced Registration Statements.

On April 18, 2019, pursuant to the terms of an Agreement and Plan of Merger dated February 11, 2019 by and among Edwards Lifesciences Holding, Inc., a Delaware corporation (“Acquiror”), Crown Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements and no selling stockholder under any resale shelf registration statement on Form S-3 owns any shares of the Registrant’s common stock. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance or resale by any selling stockholders but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 18th day of April, 2019.

CAS Medical Systems, Inc.

By:	/s/ Scott B. Ullem
Scott B. Ullem
Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.